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                                                                    EXHIBIT 99.1


                                       For Additional Information:
                                       Corporate Communications, Cygnus
                                       (650) 369-4300    www.cygn.com








                                                           FOR IMMEDIATE RELEASE


                  CYGNUS RECEIVES THREE ADDITIONAL U.S. PATENTS
               FOR THE GLUCOWATCH-Registered Trademark- BIOGRAPHER


REDWOOD CITY, CA - DECEMBER 14, 2000 - Cygnus, Inc. (Nasdaq: CYGN) announced today that the United States Patent and Trademark Office recently issued three patents relating to Cygnus' glucose monitoring systems, including the GlucoWatch-Registered Trademark- Biographer. Most recently, on November 7, 2000, Cygnus received U.S. Patent No. 6,144,869, which relates to various mathematical algorithms used in the GlucoWatch Biographer and is entitled "Monitoring of Physiological Analytes." Earlier, on October 31, 2000, Cygnus received U.S. Patent No. 6,141,573, which relates to features of Cygnus' AutoSensor and is entitled "Chemical Signal-Impermeable Mask." On October 31, 2000, Cygnus also received U.S. Patent No. 6,139,718, which relates to electrode advancements and is entitled "Electrode with Improved Signal to Noise Ratio." These patents are assigned to Cygnus, Inc. With the inclusion of these three patents, Cygnus has a total of nine issued U.S. patents relating to noninvasive, frequent and automatic glucose monitoring, in addition to numerous U.S. and foreign patent applications pending.

"We are pleased to receive these patents, as their addition to our existing intellectual property portfolio provides further protection for our innovative product in the glucose monitoring field," said John C Hodgman, Chairman, President and Chief Executive Officer of Cygnus.

The GlucoWatch Biographer is a frequent, automatic, and non-invasive glucose monitoring device intended for detecting trends and tracking patterns in glucose levels in adults, 18 years and older, who have diabetes. The GlucoWatch Biographer is designed to automatically measure glucose through the wearer's skin as frequently as every 20 minutes, for up to 12 hours, through the ease and convenience of a device worn like a wristwatch. Every reading is displayed to the wearer and stored in memory. Stored readings can be reviewed at the touch of a button. The GlucoWatch Biographer has the capability to alert users when glucose levels are too high or too low, or are rapidly declining. These situations may be hard to identify with currently available glucose testing alone. The device is intended for use at home and in health care facilities to
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supplement, not replace, information obtained from standard blood glucose monitoring devices. The frequency of the automatic and non-invasive readings gives users and their caregivers more complete information about glucose levels, potentially allowing them to make better-informed decisions regarding diet, medication, and physical activities.

On December 6, 1999, Cygnus received a unanimous recommendation for approval of its pre-market approval (PMA) application for the GlucoWatch Biographer from the FDA's Clinical Chemistry and Clinical Toxicology Devices Panel of the Medical Devices Advisory Committee, subject to certain conditions. Cygnus received an approvable letter from the FDA for its device the following May. An approvable letter means that the FDA has reviewed Cygnus' PMA application, as well as its own Advisory Committee's report and recommendation, and believes it will approve the application, pending specific final conditions. The FDA's stated conditions for approval of the GlucoWatch Biographer relate to manufacturing, final printed labeling materials, and post-market evaluations of aspects of product performance.

The World Health Organization estimates there are 125 million people worldwide with diabetes. This number has increased 15% in the last ten years and is expected to double by 2005. In the U.S., approximately ten million Americans have been diagnosed with diabetes. Diabetes is a leading cause of death in the U.S., and the complications of uncontrolled diabetes result in an estimated $98 billion in medical costs annually. The worldwide market for glucose measuring products is expected to exceed $4.7 billion by 2002.

Cygnus, Inc., headquartered in Redwood City, California, develops and manufactures non-invasive diagnostic medical devices, utilizing proprietary biosensor technologies to satisfy unmet medical needs cost-effectively. The company's current efforts are focused on a frequent, automatic, and non-invasive glucose monitoring device (the GlucoWatch Biographer) and enhancements thereto.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE FUTURE PERFORMANCE OF THE COMPANY THAT INVOLVE RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY. SUCH FACTORS INCLUDE GOVERNMENT APPROVALS, COMMERCIAL INTRODUCTION, AND MARKET ACCEPTANCE OF THE GLUCOWATCH BIOGRAPHER. FURTHER, THERE CAN BE NO ASSURANCE THAT THE APPROVABLE LETTER FROM THE FDA WILL RESULT IN APPROVAL FROM THE FDA FOR THE GLUCOWATCH BIOGRAPHER. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO ENTER INTO A COMMERCIALIZATION ALLIANCE OR ALLIANCES OR THAT THE COMPANY WILL BE ABLE TO OUTSOURCE CERTAIN COMMERCIALIZATION CAPABILITIES FOR LAUNCH WITHOUT A WORLDWIDE COMMERCIALIZATION ALLIANCE IN PLACE. THERE ALSO CAN BE NO ASSURANCE THAT, IF THE COMPANY RECEIVES MARKETING APPROVAL FROM THE FDA AND SIGNS COMMERCIALIZATION AGREEMENTS, THE PRODUCT CAN BE SUCCESSFULLY MANUFACTURED OR MARKETED EITHER IN THE U.S. OR IN EUROPE. THE COMPANY REFERS YOU TO THE DOCUMENTS THE COMPANY FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, AND CURRENT REPORTS ON FORM 8-K, WHICH CONTAIN DESCRIPTIONS OF CERTAIN FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER FROM THE COMPANY'S CURRENT EXPECTATIONS AND ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE.

                                       END